Exhibit 99.1

REVA Appoints Regina Groves

as Chief Executive Officer

San Diego, California (Thursday, August 20, 2015, PDT) — REVA Medical, Inc. (ASX: RVA) is pleased to announce the appointment of Regina Groves as its Chief Executive Officer, effective September 21, 2015. Ms. Groves will replace Robert Stockman, who will remain as non-executive Chairman of the Board of Directors.

Ms. Groves brings more than 30 years’ experience in medical devices, executive leadership, and financial management to REVA. Her extensive knowledge and background will position the Company well as it continues its clinical trials and prepares for commercial product launch.

Most recently, Ms. Groves served as Vice President and General Manager of the AF Solutions, Cardiac Rhythm and Heart Failure division of Medtronic, a leading global medical technology company. In this position, she successfully developed and executed strategies to re-enter the catheter-based Atrial Fibrillation ablation market and achieved the goal to be market leader in paroxysmal, or intermittent, AF ablation. The role also allowed her to successfully acquire and integrate companies, complete numerous clinical trials, and launch novel products in the US and worldwide. Prior to this, she was the Vice President of Quality and Regulatory for Medtronic’s Cardiac Rhythm Disease Management (“CRDM”) business from 2006 to 2008 and before that was Vice President and General Manager for Patient Management CRDM at Medtronic from 2002 to 2006.

Ms. Groves additionally has extensive experience in strategic business consulting, including significant strategy development and M&A engagements for McKinsey & Company, Inc. Her background also includes significant involvement with start-up companies and direct financial planning and reporting in numerous aspects of health care, including direct providers.

“I am delighted to be given the opportunity to lead REVA, especially at this critical time while we complete the clinical trial of Fantom and prepare for commercialization,” Ms. Groves said. “I believe the experience I bring to REVA provides a great foundation to lead the business to its next stages. I look forward to working with the Board and management team to evaluate our strategies, including a possible NASDAQ listing, as we bring this product to market.”

Ms. Groves received her MBA from Harvard Graduate School of Business Administration, with distinction, after receiving her BS in Pharmacy, with high honors, from the University of Florida. She has been the recipient of numerous awards and honors, including being named as “Women Changemaker” by The Business Journal, Minneapolis, in July 2003. She currently serves on the board of three private companies.

Commenting on the appointment, Mr. Stockman said, “I am very excited and pleased to be transitioning the helm of REVA to someone as qualified as Reggie. She has proven leadership and commercialization skills that are an excellent fit for REVA’s growth and strategic plans.”

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com

AUSTRALIAN OFFICE:  Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000 • +61 2 9237 2800 • ARBN 146 505 777

REVA Medical, Inc. – ASX Announcement

About REVA

REVA is a development stage medical device company located in San Diego, California, USA, that is focused on the development, testing, and eventual commercialization of its proprietary bioresorbable stents, which are called “scaffolds” because of their temporary nature. The Company’s scaffolds are currently in clinical studies and have been developed as an alternative to metal stents, which are small tube-like devices permanently implanted into an artery to treat coronary artery disease. Scaffolds provide restoration of blood flow, support the artery through the healing process, then disappear (or “resorb”) from the body over a period of time. This resorption allows the return of natural movement and function of the artery, a result not attainable with permanent metal stents. The Company’s initial intended commercial product, the Fantom® scaffold, has been designed to offer an ideal balance of thinness and strength, and distinct ease-of-use features including complete scaffold visibility under x-ray, expansion with one continuous inflation, and no procedural time limitations. REVA will require successful clinical trial results and regulatory approval before it can commercialize Fantom or any other products.

Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that are not statements of historical fact, including those statements that address future operating performance and events or developments that we expect or anticipate will occur in the future, are forward-looking statements, such as those statements regarding our ability to obtain regulatory approvals, timely and successfully complete our clinical trials, protect our intellectual property position, commercialize our products if and when approved, develop and commercialize new products, recruit and retain our key personnel, and estimates regarding our capital requirements and financial performance. You should not place undue reliance on forward-looking statements. Although management believes forward-looking statements are reasonable as and when made, forward-looking statements are subject to a number of risks and uncertainties that may cause our actual results to vary materially from those expressed in forward-looking statements, including the risks and uncertainties that are described in the “Risk Factors” section of our Annual Report on Form 10-K filed with the US Securities and Exchange Commission (the “SEC”) on March 30, 2015, and as may be updated in our periodic reports thereafter. Any forward-looking statements in this announcement speak only as of the date when made. REVA does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

United States	Australia	Australia
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REVA Medical, Inc.	Inteq Limited	Buchan Consulting
Cheryl Liberatore	Kim Jacobs	Rebecca Wilson
Director, Communications	+61 2 9229 2700	+61 3 9866 4722
+1 858-966-3045		Annabel Murphy
+61 2 9237 2800